EXHIBIT 10.8

ASSIGNMENT AND ASSUMPTION OF LEASE (ARLINGTON)

This Assignment and Assumption Agreement (the “Agreement”) is entered into as of this 11th day of March, 2004 by and between the Horseshoe Club Operating Company, a Nevada Corporation (“Assignor”) and Speakeasy Gaming of Fremont, Inc., a Nevada corporation (“Assignee”), based upon the following:

A.                                   Assignor and Harrah’s Operating Company, Inc., a Delaware corporation (“Harrah’s”) are parties to that certain Asset Purchase Agreement dated as of January 21, 2004 (the “Asset Purchase Agreement”), as subsequently assigned by Harrah’s to HHLV Management Company, LLC, a Nevada limited liability company (“HHLV”), by the terms of which Seller has agreed to transfer to Harrah’s and its assignee, HHLV, all of its interest in and to certain Real Property, as therein defined, including certain leased property.

B.                                     HHLV and Assignee have entered into that certain Purchase and Sale Agreement dated February 9, 2004, pursuant to which Assignee has acquired all of HHLV’s rights, title and interest in and to certain Leased Property, as therein defined.

C.                                     Assignor is the current lessee of that parcel of Real Property described on Exhibit “A” hereto (the “Leased Property”).

D.                                    The Leased Property is leased to Assignor pursuant to the lease agreement identified on Exhibit “B” hereto (the “Lease”).

NOW THEREFORE, based upon the foregoing and in consideration for the mutual covenants hereinafter set forth it is agreed as follows:

1.                                       Assignor hereby assigns to Assignee all of its right, title and interest in and to the Lease and its leasehold estate in the Leased Property to Assignee.

2.                                       Assignee hereby assumes all liabilities and obligations of Assignor under the Lease arising from and after the date hereof.

3.                                       This Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties hereto.

4.                                       NOTICES.  Any notice, demand or document which any party is required or may desire to give, deliver or make to any other party shall be in writing, and may be personally delivered or given or made by United States registered or certified mail, return receipt requested, by overnight delivery service (e.g., Federal Express), or by telecopied transmission addressed as follows:

To Assignor:

Horseshoe Club Operating Company

1900 Silver Street

Las Vegas, NV 89102

Attn:  Becky Binion Behnen

With a copy to:

Jerome A. DePalma, Esq.

7040 Laredo, Suite C

Las Vegas, NV 89117

Telecopy:  (702) 794-0479

To Assignee:

Speakeasy Gaming of Fremont, Inc.

3227 Civic Center Drive

Las Vegas, NV 89030

Telecopy: (702) 399-4108

Attn: Roger Szepelak

With a copy to:

Ruben & Aronson, LLP

4800 Montgomery Lane, Suite 150

Bethesda, MD 20814

Telecopy: (301) 951-9636

Attn: Robert L. Ruben, Esq.

5.                                       VALIDITY.  Assignor represents and warrants that (i) Assignor has not assigned or executed any assignment of, and will not assign or execute any assignment of its interest in the Lease to anyone other than the Assignee, and any assignment, designation or direction by Assignor inconsistent herewith shall be void; and (ii) Assignor has not done any act or executed any document that impairs the rights of the Assignee to the Lease under this Assignment.

6.                                       FURTHER ASSURANCES.  Each of the undersigned agrees to execute and deliver to the other, upon demand, such further documents, instruments and conveyances and shall take such further actions as are necessary or desirable to effectuate this Assignment.

7.                                       ATTORNEYS’ FEES.  If any party hereto brings any judicial action or proceeding to enforce its rights under this Assignment, the prevailing party shall be entitled, in addition to any other remedy, to recover from the others, regardless of whether such action or proceeding is prosecuted to judgment, all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred therein by the prevailing party.

8.                                       AMENDMENTS.  This Assignment shall not be amended except by a written instrument signed by the parties hereto.

9.                                       GOVERNING LAW.  This Assignment shall be governed by the law of the State of Nevada.

10.                                 BINDING ON SUCCESSORS.  This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and representatives.

11.                                 HEADINGS.  The subject headings or captions of the paragraphs of this Assignment shall not affect the construction or interpretation of the any provisions contained herein.

12.                                 COUNTERPARTS.  This Assignment may be signed in multiple counterparts, with each counterpart having the same force and effect as if this single instrument were executed by the parties.

13.                                 THIRD PARTY BENEFICIARIES.  There are no third-party beneficiaries to this Assignment.

14.                                 ENTIRE AGREEMENT.  This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the day and year first above written.

ASSIGNOR:

HORSESHOE CLUB OPERATING COMPANY,
a Nevada corporation

By:	/S/ Becky Binion Behnen
Name:	Becky Binion Behnen
Title:	President

ASSIGNEE:

SPEAKEASY GAMING OF FREMONT, INC.,
a Nevada corporation

By:	/S/ Roger M. Szepelak
Name:	Roger M. Szepelak
Its:	Vice President and Chief Operating Officer

EXHIBIT A  TO ASSIGNMENT AND ASSUMPTION OF LEASE (ARLINGTON)

Lots Thirteen (13), Fourteen (14), Fifteen (15), Sixteen (16), and Seventeen (17), in Block 15 of Clark’s Las Vegas Townsite, including any property now vacated or which may hereinafter be vacated as adjacent alleys, as shown by map thereof on file in Book 1 of Plats, Page 37, in the Office of the County Recorder of Clark County, Nevada.

Second Amendment of Restated Lease Agreement

This Second Amendment of Restated Lease Agreement (this “Agreement”), dated as of the 10th day of March, 2004, is by and between Arlington Realty Co. Limited Partnership, a Nevada limited partnership (“Lessor”) and Speakeasy Gaming of Fremont, Inc., a Nevada corporation (“Lessee”).

Recitals

WHEREAS, Lessor is the owner of that certain real property comprised of lots thirteen (13), fourteen (14), fifteen (15), sixteen (16) and seventeen (17) in block fifteen (15) of Clark’s Las Vegas Townsite, in the City of Las Vegas, Nevada, together with that portion of the alley vacated by an Order of Vacation dated May 24, 1961 and recorded on July 6, 1961 in Book 306 of Official Records as Document No. 247945 and an Order of Vacation dated February 19, 1993 and recorded on March 24, 1993 in Book 930324 as Document No. 00839, excepting therefrom all buildings and improvements (the “Property”).

WHEREAS, Lessor’s predecessor, Sage Realty Co., a Nevada limited partnership (“Sage”), was a party to a Restated Lease Agreement made as of June 1, 1982 by and between Sage as lessor and Sahara-Nevada Corporation, a Nevada corporation (“Sahara-Nevada”), as lessee (the “1982 Lease”).

WHEREAS, the Lease was amended pursuant to an Amendment of Restated Lease Agreement made as of December 28, 1984 (the “1984 Amendment”).

WHEREAS, Sahara-Nevada’s lessee’s interest in the 1982 Lease, as modified by the 1984 Amendment (collectively, the “Existing Lease”) was conveyed to Horseshoe Club Operating Company, a Nevada corporation (“HCOC”), by deed recorded August 12, 1988 in Book 880812 as Document No. 00274.

WHEREAS, HCOC’s lessee’s interest in the Existing Lease was conveyed to Lessee, a wholly owned subsidiary of MTR Gaming Group, Inc. (“MTR”), pursuant to an Assignment and Assumption of Lease of even date hereof, in connection with Lessee’s purchase of the Binion’s Hotel and Casino.

WHEREAS, concurrently with the acquisition by Lessee of HCOC’s lessee’s interest in the Lease, Lessor and Lessee desire to make certain amendments to the terms and conditions of the Existing Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                       Recitals.  The foregoing recitals are hereby incorporated herein as more fully set forth above.

2.                                       Scope of Amendment.  This Agreement amends the Existing Lease in the manner described herein.  For the purposes of this Agreement, the term “Lease” shall refer to the Existing Lease as modified by this Agreement.  To the extent of any conflict between this Agreement and the Existing Lease, the provisions of this Agreement shall govern.  The parties acknowledge that certain provisions of this Agreement are inconsistent with the Existing Lease.  Accordingly, the parties agree to negotiate in good faith to enter into an Amended and Restated Lease within six (6) months of the date hereof.  It is the parties’ intention that the terms and conditions of such Amended and Restated Lease shall be consistent with the terms and conditions of this Agreement and shall otherwise be commercially reasonable.  Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Existing Lease.

3.                                       Rental.

(a)                                  Monthly Rental during HHLV Management.  Pursuant to a Joint Operating License Agreement of even date hereof (the “Operating Agreement”) between Lessee and HHLV Management Company (“HHLV”), HHLV shall operate the Binion’s Hotel and Casino (the “Hotel/Casino”) for a term of from one (1) to three (3) years (the “Operating Agreement Term”).  During the Operating Agreement Term, the monthly rental amount shall be One Hundred Fifty Three Thousand Dollars ($153,000.00) per month.  For purposes of this Agreement, the monthly rental amounts paid to the Lessor shall be net of, without limitation, utility charges, insurance premiums, maintenance and repairs, and taxes relating to the Hotel/Casino (other than any inheritance, transfer, estate or succession tax or any income or other tax or excise on rents that may be imposed upon Lessor by reason of any existing or subsequently enacted law).

(b)                                 Monthly Rental during Lessee Management.

(i)                                     Definition of “Rental Year”.  For purposes of this Agreement, the one year period between the expiration of the Operating Agreement Term and the first anniversary of such expiration shall be referred to as the “First Rental Year”, the one year period between such expiration of the First Rental Year and the second anniversary of the expiration of the Operating Agreement Term shall be referred to as the “Second Rental Year”, and subsequent rental years (“Rental Years”) commencing on each anniversary of the expiration of the Operating Agreement shall be referred to correspondingly based upon the time that has passed since the expiration of the Operating Agreement Term.  Although Average EBITDA will be calculated on a calendar year basis, the commencement date and expiration date of Rental Years shall be determined by reference to the expiration of the Operating Agreement Term and not by reference to the calendar year.

(ii)                                  Monthly Rental Amount.  During the First Rental Year and Second Rental Year, the monthly rental amount shall remain at the Base Rent (defined below).  During the Third Rental Year and in subsequent Rental Years, the monthly rental amount shall be the Base Rent less the Rent Credit (defined below) plus the Rent Credit Recapture (defined below) [Base Rent – Rent Credit + Rent Credit Recapture].

(iii)                               Rent Credit.  The “Rent Credit” shall be equal to the difference between the Base Rent and the Floor multiplied by the Adjustment Percentage [(Base Rent – Floor) X  Adjustment Percentage].

(iv)                              Adjustment Percentage; Average EBITDA Thresholds.  The “Adjustment Percentage” is equal to a percentage determined by whether Average EBITDA achieves the following thresholds (the “Average EBITDA Thresholds”):

Average EBITDA Thresholds	Adjustment Percentage

$0 - $999,000	100.00%
$1,000,000 - $1,999,999	83.33%
$2,000,000 - $2,999,999	66.67%
$3,000,000 - $3,999,999	50.00%
$4,000,000 - $4,999,999	33.33%
$5,000,000 - $5,999,999	16.67%
More than $6,000,000	0%

As the Base Rent and Floor are increased every five years pursuant to Section 3(c), below, the Average EBITDA Thresholds shall be increased correspondingly.

(v)                                 EBITDA.  For purposes of this Agreement, “Average EBITDA” means the average EBITDA for the preceding three full calendar year period subsequent to the expiration of the Operating Agreement Term  (or, if shorter, the number of full calendar years subsequent to the expiration of the Operating Agreement Term).

(A)                              For purposes of calculating the Rent Credit, there shall be no Rent Credit for the Second Rental Year, the Rent Credit for the Third Rental Year shall be based upon Average EBITDA for the preceding full calendar year period, the Rent Credit for the Fourth Rental Year shall be based upon Average EBITDA for the preceding two full calendar year periods, and the Rent Credit for the Fifth Rental Year and for subsequent Rental Years shall be based upon Average EBITDA for the preceding three full calendar year periods.

(B)                                For purposes of this Agreement, “EBITDA” means, for any calendar year, the net income of the Lessee with respect to the Hotel/Casino (including, but not limited to, net income from gaming, lodging, food and beverage) for such calendar year adjusted to add thereto (to the extent deducted in determining net income), without duplication, the sum of (i) interest expense, (ii) income taxes (excluding any state or local gaming fees, charges or taxes), and (iii) depreciation and amortization expense as reported in the income statement of the Lessee.

(C)                                Lessor acknowledges that Lessee is a Nevada gaming licensee and is a subsidiary of MTR, a publicly traded company.  Accordingly, the Lessor agrees that, if MTR and/or Lessee disclose the EBITDA for the Hotel/Casino in any filings with the Nevada Gaming Control Board or the United States Securities and Exchange Commission, such disclosure shall be dispositive and Lessor shall have no right to audit Lessee’s books and records.  If neither MTR nor Lessee disclose the EBITDA for the Hotel/Casino in such filings, Lessee shall disclose the amount of EBITDA to Lessor in commercially reasonable detail, including, without limitation, the calculation thereof, and Lessor shall have the right, at reasonable times and with reasonable notice, to cause an independent public accounting firm to audit Lessee’s books and records.  If such audit discloses that EBITDA amount provided by the Lessee to the Lessor is erroneous and that such erroneous understatement represents more than three percent (3%) of the actual EBITDA in any calendar year, Lessee shall pay to Lessor the amount of additional rent that would have otherwise have been payable if the actual EBITDA had been properly utilized plus interest at the rate of ten percent (10%) per annum, compounded monthly.  In addition, if there is such an erroneous understatement of EBITDA, Lessee shall reimburse Lessor for Lessor’s reasonable auditing fees.  If, however, such audit does not disclose an understatement of EBITDA representing more than three percent (3%) of actual EBITDA in any calendar year, Lessor shall pay Lessee’s documented costs resulting from such audit.  Lessor’s right to cause an independent public accounting firm to audit Lessee’s books and records shall be subject to the following limitations:  (i) Lessor shall exercise its right to an audit no more frequently than once every twelve (12) months, (ii) the audit shall be conducted in a manner that does not unreasonably interfere with the Lessee’s business, (iii) Lessee and its independent public accounting firm shall have entered into a commercially reasonable confidentiality agreement that protects Lessee against damage to its business and against violations of the securities laws by Lessor.

(D)                               On or before April 1 of each calendar year, Lessee shall have calculated and disclosed its EBITDA for the preceding calendar year.  In the event that a new Rental Year shall have already commenced, the monthly rental amount shall remain at the prior year level until the Lessee has calculated its EBITDA for the preceding calendar year (at which point there shall be a lump sum adjustment).

(vi)                              Rent Credit Recapture.  In the event that an increase in EBITDA for a calendar year causes an increase in Average EBITDA over the prior years, there shall be a recapture of the Rental Credit taken into account in each of the prior two Rental Years.  Such Rent Credit Recapture (the “Rent Credit Recapture”) shall be equal to the difference between the Rent Credit which would have been taken into account in each such Rental Year if the current Adjustment Percentage (based upon the current Average EBITDA) had been used in computing the Rent Credit over the Rent Credit taken into account in such prior Rental Year using the Adjustment Percentage then in effect.  The Rent Credit Recapture for each of the two prior Rental Years shall be aggregated and then amortized and paid by Lessee to Lessor in twelve (12) monthly amounts during the current Rental Year.

(c)                                  Base Rent & Floor; Increases Every Five Years.  The “Base Rent” and the “Floor” shall be determined as set forth in this Section 3(c).

(A)                              The Base Rent shall be initially equal to One Hundred Fifty Three Thousand Dollars ($153,000.00) and the Floor shall be initially equal to One Hundred Twenty Five Thousand Dollars ($125,000).  The initial Base Rent, Floor and Average EBITDA Thresholds shall be increased, in the manner provided for herein, on March 1, 2009 and every five (5) years thereafter during the term of the Lease.

(B)                                On March 1, 2009, the initial Base Rent, Floor and Average EBITDA Thresholds shall all be increased by either (i) Twelve and One-Half Percent (12.5%) if HHLV manages the Hotel/Casino under the Operating Agreement for a period in excess of one (1) year, or (ii) Fifteen Percent (15%) if HHLV manages the Hotel/Casino under the Operating Agreement for a period of one (1) year or less.

(C)                                On March 1, 2014 and every five (5) years thereafter during the term of the Lease (each an “Adjustment Date”), the  Base Rent, Floor and Average EBITDA Thresholds in effect immediately prior to the Adjustment Date shall all be adjusted upward by the greater of ten percent (10%) or the increase in the National Consumer Price Index for Urban Wage Earners and Clerical Workers for all items (1982-84 = 100), published by the Bureau of Labor Statistics of the U.S. Department of Labor (the “Index”) during the five (5) year period immediately preceding the Adjustment Date (the “Adjustment Period”).

(D)                               On each Adjustment Date, the increase in the Index for the Adjustment Period shall be computed  by multiplying the Base Rent, Floor and Average EBITDA Thresholds in effect immediately prior to the Adjustment Date by a fraction, the numerator shall be the Index number at the Adjustment Date and the denominator shall be the Index Number on the date five (5) years prior to the Adjustment Date.

4.                                       Assignment and Encumbrance.

(a)                                  Assignment.  Subject to the provisions of this Section 4(a), Lessee shall have the right, at any time and from time to time during the term of the Lease, with the express prior written consent of Lessor, which shall not be unreasonably withheld, delayed or conditioned, to assign, sell or otherwise transfer its interest, in whole or in part, in this Lease and the estate created by this Lease.  Lessor and Lessee agree that it shall not be reasonable for Lessor to withhold its consent to any proposed assignment if the proposed assignee has obtained all required gaming approvals to operate the Property as a Hotel/Casino.  Lessee shall not be released from liability hereunder in the event of such assignment, sale or other transfer without the prior written agreement of Lessor releasing Lessee from such liability, which agreement shall not be unreasonably withheld, delayed or conditioned.

(b)                                 Subletting.  Lessee shall have the right, at its sole option, at any time and from time to time during the term of the Lease to sublet all or any part or parts of the Property and to assign, encumber, extend, or renew any sublease; provided, however, Lessee shall ensure that such sublease entered into after the date hereof shall contain a provision requiring such sublessee, so long as the terms of such sublease are recognized and honored, to attorn to Lessor if Lessee defaults under this Lease, and if the sublessee is notified of Lessee’s default and instructed to make sublessee’s rental payments to Lessor.

(c)                                  Encumbrances.

A.                                   By Lessor.  At all times during the Term, Lessor shall have the right to encumber or hypothecate to any mortgagee of any mortgage or beneficiary of a deed of trust encumbering Lessor’s leasehold estate in this Lease or Lessor’s fee interest in the Property.  If the interest of Lessor shall be acquired by any person (a “Purchaser”) by reason of foreclosure of an encumbrance or deed in lieu thereof, and such Purchaser succeeds to the interest of Lessor hereunder, Lessee hereby attorns to such Purchaser as lessor and agrees to be bound to such Purchaser under all provisions of this Lease for the balance of the term of the Lease.  Lessor agrees to execute any documents required by Lessee to be executed to affect such attornment.  Notwithstanding the foregoing, Lessor shall not encumber the Property unless such lender or beneficiary provides to Lessee a certificate of non-disturbance in form and substance reasonably acceptable to Lessee’s counsel agreeing that so long as Lessee pays the rent hereunder, and otherwise complies with its obligations hereunder, its leasehold estate and possession of the Property shall not be affected by any default under the encumbrance placed upon the Property by Lessor.

B.                                     By Lessee.  Without the necessity of the consent of Lessor, Lessee shall have the right from time to time and at any time during the term of the Lease to encumber or hypothecate its leasehold estate in this Lease and in the Property, and its interest in any buildings, improvements, fixtures and personal property thereon, in favor of  any mortgagee of any mortgage or beneficiary of a deed of trust (a “Lender”); provided that (i) the form of any mortgage or deed of trust shall require Lender to provide to Lessor, substantially concurrently with the provision thereof to Lessee, a copy of any notice of default or breach by Lessee thereunder, and (ii) Lender will enter into an agreement with Lessor providing that Lessor will have the option, to be exercised in its sole discretion to cure any default or breach of which notice is given to Lessee pursuant to the Lease and that such cure will be accepted by Lender, and such other provisions as are customarily included in agreements between lenders and lessors with respect to ground leases as the parties may agree to.  The execution and delivery of an encumbrance shall not be deemed to constitute an assignment or transfer of this Lease nor shall any Lender be deemed an assignee or transferee of this Lease so as to require such Lender to assume the performance of any of the covenants or agreements on the part of Lessee to be performed under this Lease.  Promptly after execution and delivery of an encumbrance instrument and all documents, agreements, instruments and other writings relating thereto, Lessee shall send to Lessor a copy of said encumbrance and all such other relevant documentation connection therewith for Lessor’s files.

C.                                     Delivery of Additional Documents.  Each of Lessor and Lessee agrees that from time to time, if so requested by the other and if doing so will not substantially and adversely affect its economic interests under this Lease, it will cooperate with the other in providing documentation concerning the terms of this Lease so as to meet the reasonable needs or requirements of any lender which is considering furnishing or which has furnished any of the financing referred to this Section 4; provided, however, that nothing herein shall be construed as a requirement or agreement on the part of either party that the Lease be amended.  Without limiting the foregoing, Lessee and Lessor shall, at any time and from time to time during the Term and upon not less than fifteen (15) calendar days’ prior request by the other party, execute, acknowledge and deliver to the other an estoppel certificate in recordable form executed by an authorized representative or officer of the requested party, stating that this Lease is in full force and effect, unmodified and unamended (or stating the modifications or amendments in effect), such defenses or offsets as are claimed by the requested party, if any, the date to which all Rent has been paid, and such other information concerning the Lease, the Property and the requested party as the requesting party or said designee may reasonably request, it being intended that any such statement delivered pursuant to this Section 4(c)(C) may be relied upon by any prospective lender or assignee of any interest in the Property.  Failure to deliver such estoppel certificate within thirty (30) calendar days shall be conclusive upon the party failing to deliver that the provisions and statements set forth in any proposed estoppel certificate delivered with the request are true and correct in all respects.

5.                                       Notification of Lender

(a)                                  Notice of Breach or Default.  Concurrently with the giving of any notice of a default under the Lease to Lessee, Lessor shall also deliver a copy of such notice to any Lender at such address as such Lender may have specified to Lessor.  The time period for the applicable cure period shall be extended by a reasonable time, not to exceed ninety (90) days, to permit such Lender to cure such default if such Lender notifies Lessor of its intentions to cure any such default and diligently prosecutes such cure to completion.

(b)                                 Notice of Termination.  Concurrently with the giving of any notice of election of termination to Lessee, Lessor shall also deliver a copy of such notice to any Lender at such address as such Lender may have specified to Lessor.  The time period for termination shall be extended if such Lender notifies Lessor of its election to proceed with reasonable diligence promptly (but no later than 180 days) to acquire possession of the Property or to foreclose its encumbrance or otherwise to extinguish Lessee’s interest in this Lease and delivers to Lessor an instrument in writing duly executed and acknowledged in which the Lender agrees that (i) during the period that such Lender or a receiver of rents and profits appointed upon application of such Lender shall be in possession of the Property and/or during the pendency of any such foreclosure or other proceedings and until the interest of Lessee in this Lease shall terminate, as the case may be, it will pay or cause to be paid to Lessor all rent hereunder from time to time becoming due under this Lease, and (ii) if delivery of possession of the Property shall be made to such Lender or such receiver, whether voluntarily or pursuant to any foreclosure or other proceedings or otherwise, such Lender shall, promptly following such delivery of possession, perform such of the covenants and agreements herein contained on Lessee’s part to be performed as Lessee shall have failed to perform to the date of delivery of possession, and to perform all other covenants and agreements Lessee shall have failed to perform promptly after extinguishment of Lessee’s interest in this Lease.

6.                                       Right of First Refusal.  If during the term of the Lease, Lessor shall receive a bona fide offer to purchase its fee interest in the Property from a third party with demonstrable ability to consummate such proposed purchase, and such offer is acceptable to Lessor, Lessor shall immediately provide to Lessee a copy of such offer.  Lessor agrees that Lessee shall have and is hereby granted the right of first refusal to purchase the fee interest in the Property on terms substantially the same as such third party’s offer.  Lessee shall have thirty (30) calendar days following written notice from Lessor of the existence and terms of such offer to advise Lessor of its election to exercise its right of first refusal.  In the event that Lessee elects to exercise its right of first refusal, a closing of the transaction shall occur within one hundred eighty (180) calendar days following exercise of such right of first refusal or within the time by which closing is required pursuant to such third party’s offer, whichever date is later.

7.                                       Deletions of Provisions in 1982 Lease; Deletion of 1984 Amendment.  Sections 44, 45 and 46 of the 1982 Lease are hereby deleted.  The 1984 Amendment is hereby deleted.  The above-mentioned provisions are hereby deleted because the parties view them to be extraneous.  The parties agree that, if Lessor subsequently determines that non-extraneous provisions were inadvertently deleted, the parties shall negotiate in good faith as to whether to restore such provisions in connection with the negotiation by the parties of an Amended and Restated Lease.

8.                                       Ownership of Buildings and Improvements.  Notwithstanding any provision in the Lease to the contrary, the Lessor shall not have any ownership interest in the buildings, improvements or personal property situate on the Property.

9.                                       No Joint Venture.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, or of partnership, or of a joint venture between Lessor and Lessee.

10.                                 Notices.  The parties respective addresses, for purposes of providing notice pursuant to Section 21 of the Lease, is as follows:

if to Lessee, to:	with a copy to:

Speakeasy Gaming of Fremont, Inc.	Ruben & Aronson, LLP
3227 Civic Center Drive	4800 Montgomery Lane, Suite 150
Las Vegas, NV 89030	Bethesda, MD 20814
Attention: Roger Szeplak	Attention: Robert L. Ruben, Esq.
Telecopy: (702) 399-4108	Telecopy: (301) 951-9636

if to Lessor, to:	with a copy to:

Arlington Realty Co. Limited Partnership	Snell & Wilmer
1001 Central Park Avenue,	3800 Howard Hughes Parkway, # 1000
Suite 2140	Las Vegas, NV 89109
Scarsdale, NY 10583	Attention: Patricia J. Curtis
Attention: Mark Steinberg	Telecopy: (702) 784-5252
Telecopy:(914) 725-8236

11.                                 Term.  Unless earlier terminated pursuant to the terms and conditions of the Lease, the Lease shall continue until May 31, 2054 (the “Initial Expiration Date”).  Lessee shall have the option, in its sole and absolute discretion, to extend the Lease, pursuant to the terms and conditions of the Lease, for a period of ten (10) years until May 31, 2064 (the “First Extension Expiration Date”) and to further extend the Lease for an additional period of ten (10) years until May 31, 2074 (the “Second Extension Expiration Date”).  Such extension options must be exercised at least one hundred eighty (180) days prior to the applicable expiration date of the Lease.

12.                                 Governing Law; Jurisdiction; Litigation.  This Lease has been prepared, executed and delivered in, and shall be interpreted under, the internal laws of the State of Nevada, without giving effect to its conflict of law provisions.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Lease or the transactions contemplated hereby in (a) the courts of the State of Nevada, Clark County, or (b) the United States District Court for the District of Nevada, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  In the event of litigation arising hereunder, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and expenses incurred in connection with such litigation at all levels, including before the filing of suit.  To the extent such waiver is permitted by Applicable Laws, the parties hereto waive trial by jury in any action or proceeding brought in connection with this Lease

13.                                 Effect of Agreement.  Except as amended by this Agreement, the Existing Lease remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

LESSOR		LESSEE

Arlington Realty Co. Limited Partnership,		Speakeasy Gaming of Fremont, Inc.,
a Nevada limited partnership		a Nevada corporation

	/S/ Mark Steinberg	/S/ Roger M. Szepelak
By:	Mark Steinberg, Trustee	By: Roger M. Szepelak
	of the Mark Steinberg	Its: Vice President & Chief Operating Officer
Revocable Trust, its general partner